EXHIBIT 99

FOR IMMEDIATE RELEASE Media Contacts: Tad Hutcheson

October 26, 2004 tad.hutcheson@airtran.com

678.254.7442

Judy Graham-Weaver

judy.graham-weaver@airtran.com

678.254.7448

AirTran Holdings, Inc., Names G. Peter D'Aloia

to its Board of Directors

ORLANDO, Fla. (October 26, 2004) -- AirTran Holdings, Inc. (NYSE: AAI), the parent company of AirTran Airways, today announced that G. Peter D'Aloia, currently Senior Vice President and Chief Financial Officer of American Standard Companies Inc., has been elected to the company's Board of Directors. His term commences immediately.

"Peter's vast experience in finance and management will be a great asset to our Board as we strive for lower operating costs and increased revenues for our shareholders," said AirTran Airways Chairman and CEO Joe Leonard. "We welcome him to our airline and are pleased that he will take an active role in the future of our company."

Prior to joining American Standard, D'Aloia worked for Honeywell, most recently as Vice President -- Business Development. He spent 27 years with Honeywell's predecessor company, AlliedSignal, in diverse finance management positions, including Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials Sector. Previously, he had worked as a tax attorney for Arthur Young and Company.

D'Aloia earned a Bachelor of Science degree in accounting from New York University, a Doctor of Laws degree from St. John's University (New York) and a Master of Laws degree in taxation from New York University. He is a member of the New York Bar Association.

AirTran Airways is one of America's largest low-fare airlines -- with 6,000 friendly, professional Crew Members and operating over 500 flights a day to more than 40 destinations. The airline's hub is at Hartsfield-Jackson Atlanta International Airport, the world's busiest airport by passenger volume, where it is the second largest carrier. AirTran Airways, a subsidiary of AirTran Holdings (NYSE: AAI), is the world's largest operator of the Boeing 717 and has America's youngest all-Boeing fleet. The airline recently added the Boeing 737-700 aircraft, one of the most fuel efficient and environmentally friendly aircraft flying today, to its fleet and looks to begin outfitting its planes with XM Satellite Radio this fall. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

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